Exhibit 99.1

Contacts:	Wm. Stacy Locke, CEO
Pioneer Drilling Company
(210) 828-7689
Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Pioneer Drilling Announces New Chief Financial Officer

and New General Counsel

SAN ANTONIO, Texas, January 14, 2009 – Pioneer Drilling Company, Inc. (NYSE Alternext : PDC) today announced that it has selected Lorne E. Phillips to be Executive Vice President and Chief Financial Officer, effective February 1, and has appointed Carlos R. Peña as Vice President, General Counsel, Secretary and Compliance Officer.

Lorne Phillips, 37, has 14 years of experience in the oil service industry, with the last 10 years at Cameron International Corporation. He has served most recently as Vice President & Treasurer, directing Cameron’s treasury and merger and acquisition activities. Prior to that, he was General Manager of Cameron’s Canadian valves operations, Vice President of Marketing and M&A for the valves division, and Business Development Manager for Cameron. Before joining Cameron, he was a Financial Analyst for SCF Partners, a provider of equity capital to energy service and equipment companies, and for Simmons & Company International, an investment bank focused on the energy industry. Mr. Phillips has a B.A. in Economics and Managerial Studies from Rice University and an M.B.A. from Harvard University. Mr. Phillips succeeds Pioneer’s Interim CFO, William H. Hibbetts.

Carlos Peña, 41, has practiced law since 1992 and has experience providing both outside corporate and securities counsel and in-house M&A counsel. Prior to joining Pioneer Drilling in October 2008, he was part of a six-lawyer M&A legal team handling all mergers and acquisitions activity for AT&T, Inc. From 1996 to 2007, he focused on securities and corporate finance, M&A, venture capital, and corporate governance at Fulbright & Jaworski L.L.P., Cox Smith Matthews Incorporated, and Vinson & Elkins L.L.P. Mr. Peña earned his law degree from the University of Texas and has a B.A. in Economics from Princeton University.

Wm. Stacy Locke, President and CEO of Pioneer Drilling state, “We are thrilled to have these two outstanding professionals join Pioneer. Both bring with them a broad range of experience that should be a great asset to us as we continue to diversify and expand our operations. I would also like to thank Bill Hibbetts for his unwavering support of Pioneer and his willingness to assist in whatever duty was called of him. Bill will continue in his role as a senior officer in the finance and accounting department.”

About Pioneer

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division. Its fleet consists of 70 land drilling rigs that drill at depths of 6,000 and 18,000 feet, 74 workover rigs (sixty-nine 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 59 wireline units, and fishing and rental tools.

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